Exhibit 99.1

Keryx Announces Fourth Quarter and Year-End 2014 Financial Results

Keryx to Host Conference Call Today at 8:00 am ET

NEW YORK, February 27, 2015 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative therapies to market for patients with renal disease (the “Company” or “Keryx”), today announced its financial results for the fourth quarter and year ended December 31, 2014. The Company ended 2014 with $85.8 million in cash, cash equivalents, interest receivable and investment securities. In January 2015, Keryx completed an underwritten public offering of common stock, which provided proceeds to the Company of approximately $118.3 million, net of underwriting discounts and offering expenses.

Ron Bentsur, the Company’s Chief Executive Officer, commented “I am very proud of the entire Keryx team and all that we have accomplished. Over the course of 2014, Keryx completed the transition from a development-stage company to a fully integrated commercial organization, culminating with the FDA approval and commercial launch of Auryxia™ (ferric citrate) in the United States.”

2014 Business Highlights

•	Auryxia (ferric citrate) was approved by the U.S. Food and Drug Administration (FDA) on September 5, 2014 for the control of serum phosphorus levels in chronic kidney disease (CKD) patients on dialysis. Keryx launched Auryxia tablets in the United States at the end of 2014. The Company continues to work through the cycle of formulary reviews with Medicare Part D insurance providers, and has gained unrestricted formulary access at 6 of the top 15 Part D health plans.

•	The European review of the marketing authorization application, seeking regulatory approval of Auryxia as a treatment for hyperphosphatemia in patients with CKD, including dialysis- and non-dialysis-dependent CKD, is ongoing. The Company has responded to the European Medicine Agency’s (EMA) 120-day questions and remains on track for a mid-2015 regulatory decision from the EMA.

•	In September 2014, the Company initiated a phase 3 clinical study of Auryxia for the treatment of iron deficiency anemia in patients with stages 3 – 5 non-dialysis dependent CKD, who have previously not responded to oral iron therapy. This placebo controlled study is expected to enroll 230 patients and will evaluate changes in hemoglobin as the primary endpoint. The Company is on track to complete the study by the end of 2015. If this study is successful, Keryx intends to file a supplemental new drug application with the FDA seeking label expansion of Auryxia.

•	In May 2014, Keryx’s partner in Japan, Japan Tobacco & Torii Pharmaceutical (JT/Torii), launched ferric citrate under the trade name Riona®. In the fourth quarter of 2014, Riona sales in Japan grew by 46%, to 915M Yen, when compared to the third quarter of 2014, according to Torii’s reported financial results.

•	Throughout 2014 the Company experienced major growth and transformation, building out its infrastructure and business from a 25-person development-stage biotechnology company into a 150+ person fully integrated commercial-stage specialty pharmaceutical organization. Throughout the process, the Company strengthened its leadership team and on January 11, 2015, it was announced that the CEO position will be transitioned from Ron Bentsur to Greg Madison, the Company’s President and Chief Operating Officer by the end of May 2015.

“I am very pleased to report that the U.S. launch of Auryxia is progressing as planned, with a good reception to date from both payers and providers,” said Greg Madison, President and Chief Operating Officer. “We are well on our way to achieving the goal of broad unrestricted access for Part D and commercial payers within several months.”

Mr. Madison added, “We believe that we are poised for a successful 2015 with the launch of Auryxia, the EMA regulatory decision on our MAA expected mid-year, and the results of the phase 3 trial evaluating Auryxia as a treatment of iron deficiency anemia in patients with pre-dialysis CKD.”

Fourth Quarter and Year Ended December 31, 2014 Financial Results

At December 31, 2014, the Company had cash, cash equivalents, interest receivable and investment securities of $85.8 million, as compared to $55.7 million at December 31, 2013. Subsequent to December 31, 2014, the Company completed an underwritten public offering of common stock, which provided proceeds to the Company of approximately $118.3 million, net of underwriting discounts and offering expenses of approximately $8.2 million.

The net loss for the fourth quarter ended December 31, 2014 was $40.3 million, or $0.44 per share, compared to a net loss of $17.7 million, or $0.21 per share, for the comparable quarter in 2013, representing an increase in net loss of $22.6 million. For the fourth quarter ended December 31, 2014, research and development expenses decreased by $4.7 million to $5.8 million, as compared to $10.5 million for the three months ended December 31, 2013, due primarily to the capitalization of inventory during the fourth quarter of 2014, as opposed to expensing the inventory-build in the prior quarter in 2013. For the fourth quarter ended December 31, 2014, selling, general and administrative expenses increased by $26.8 million to $34.1 million, as compared to $7.3 million for the three months ended December 31, 2013, primarily related to a $12.6 million increase in pre-commercial/commercial activities and associated personnel costs in preparation for the commercialization of Auryxia and a $10.9 million increase in non-cash stock-based compensation expense primarily related to the vesting of milestone-based stock options and restricted shares upon the first commercial sale of Auryxia, as well as to increased selling, general and administrative personnel and the recording of the fair value of equity awards granted, which are expensed over the vesting periods of the individual awards.

The net loss for the year ended December 31, 2014 was $111.5 million, or $1.23 per share, compared to a net loss of $46.7 million, or $0.58 per share, for the comparable period in 2013, representing an increase in net loss of $64.8 million. In February 2014, the Company received a $10.0 million milestone payment from its Japanese partner for ferric citrate, JT & Torii, related to the manufacturing and marketing approval of ferric citrate in Japan in January 2014. For the year ended December 31, 2014, research and development expenses increased by $16.8 million to $51.5 million, as compared to $34.7 million for the year ended December 31, 2013, primarily due to a $12.7 million increase in expenses associated with the manufacturing of pre-approval inventory and the submission of our Marketing Authorization Application (MAA) filing, a $4.0 million increase in non-cash stock-based compensation expense primarily related to the vesting of milestone-based equity grants upon the FDA approval of Auryxia, as well as $5.0 million of milestone payments due to the licensor of Auryxia related to the regulatory approvals of Auryxia in the U.S. and Japan. Selling, general and administrative expenses increased by $50.7 million to $70.1 million for the year ended December 31, 2014, as compared to $19.3 million for the year ended December 31, 2013, primarily related to a $24.3 million increase in pre-commercial/commercial activities, including associated personnel costs, in preparation for the commercialization of Auryxia, and a $17.0 million increase in non-cash stock-based compensation expense primarily related to the vesting of milestone-based stock options and restricted shares upon FDA approval and the first commercial sale of Auryxia, as well as to increased selling, general and administrative personnel and the recording of the fair value of equity awards granted, which are expensed over the vesting periods of the individual awards.

Conference Call Information

Keryx will host an investor conference call today, February 27, 2015 at 8:00 a.m. ET to discuss financial results for the fourth quarter and year-ended 2014, and a business outlook for 2015.

In order to participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: KERYX.

A telephone replay will be available from approximately 11:00 a.m. ET on February 27, 2015 through midnight March 14, 2015. To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access. The pass code for the replay is 85542669. The audio recording of the conference call will also be available for replay at http://www.keryx.com, for a period of 15 days after the call.

About Auryxia™ (ferric citrate)

Auryxia™ (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with chronic kidney disease (CKD) on dialysis. The U.S. approval of Auryxia was based on data from the Company’s Phase 3 registration program. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

The ferric iron component of Auryxia binds with dietary phosphate in the GI tract, and precipitates as ferric phosphate. The unbound ferric iron in Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT), whereas these parameters remained relatively constant in patients treated with active control (Renvela® and/or Phoslo®). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal-related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia, visit www.Auryxia.com.

Auryxia™ (ferric citrate) Important Safety Information

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia™ (ferric citrate).

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia.

For Full Prescribing Information for Auryxia, please visit http://keryx.com/wp-content/uploads/Auryxia_PI_Keryx_112014.pdf.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data

(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
REVENUE:
License revenue	$569	$—	$10,825	$7,000

OPERATING EXPENSES:
License expenses	341	—	495	—
Research and development	5,815	10,457	51,502	34,734
General and administrative	34,050	7,282	70,057	19,349

TOTAL OPERATING EXPENSES	40,206	17,739	122,054	54,083

OPERATING LOSS	(39,637)	(17,739)	(111,229)	(47,083)

OTHER INCOME:
Interest and other income, net	52	71	411	351

LOSS BEFORE INCOME TAXES	(39,585)	(17,668)	(110,818)	(47,083)

Income taxes	700	—	700	—

NET LOSS	$(40,285)	$(17,668)	$(111,518)	$(46,732)

NET LOSS PER COMMON SHARE
Basic and diluted net loss per common share	$(0.44)	$(0.21)	$(1.23)	$(0.58)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	92,074,596	82,427,302	91,000,902	81,009,561

Balance Sheet Information:

	December 31, 2014	December 31, 2013*
	(unaudited)
Cash, cash equivalents, interest receivable and investment securities	$85,840	$55,696
Total assets	$103,628	$60,766
Accumulated deficit	$(550,858)	$(439,340)
Stockholders’ equity	$73,484	$45,400

*	Condensed from audited financial statements.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, headquartered in New York, is focused on bringing innovative therapies to market for patients with renal disease. In December 2014, the Company launched its first FDA-approved product, Auryxia (ferric citrate) for the treatment of elevated serum phosphorus levels in patients with chronic kidney disease on dialysis, in the United States. . In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. For more information about Keryx, please visit www.keryx.com.

Cautionary Statement

Some of the statements included in this press release, particularly those regarding the commercialization and subsequent clinical development of Auryxia, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether Auryxia will be successfully launched and marketed in the U.S.; whether Riona® will be successfully marketed by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd; the risk that the EMA may not concur with our interpretation of our Phase 3 study results, supportive data, conduct of the studies, or any other part of our MAA submission and could ultimately deny approval of the MAA; the risk that we may not be successful in the development of Auryxia for the treatment of iron deficiency anemia in non-dialysis dependent chronic kidney disease patients; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:

Amy Sullivan

Vice President, Corporate Development and Public Affairs

Tel: 617.466.3447

e-mail: amy.sullivan@keryx.com